Exhibit 99.1

NEWS RELEASE

THE NEWHALL LAND AND FARMING COMPANY 23823 Valencia Blvd. • Valencia, CA 91355 • (661) 255-4000

	Investor Contact:	Erik Higgins
(661) 255-4064

FOR IMMEDIATE RELEASE	Media Contact:	Marlee Lauffer
(661) 255-4247

NEWHALL LAND UPDATES STATUS OF PENDING MERGER

VALENCIA, California, December 18, 2003 – The Newhall Land and Farming Company (NYSE, PSE/NHL) announced today that the California Public Utilities Commission (CPUC) has postponed until January 22, 2004 its consideration of the draft decision of the Administrative Law Judge on the pending application for transfer of control of Valencia Water Company, a wholly-owned subsidiary of Newhall Land, to a company jointly owned by Lennar Corporation (Lennar) and LNR Property Corporation (LNR) pursuant to the pending merger between Newhall Land and the Lennar/LNR entity.

The Administrative Law Judge’s draft decision conditionally approving the application was issued on November 14, 2003.   The application was on the agenda for the CPUC’s meeting on December 18th; however, the CPUC postponed the matter until its regularly scheduled meeting on January 22, 2004.  At its meeting on January 22nd, the CPUC may act on the draft decision, or it may postpone action until later.  When the CPUC acts on the draft decision, it may adopt all or part of it as written, amend or modify it, or set it aside and prepare its own decision.

The merger between Newhall Land and the Lennar/LNR entity is subject to CPUC approval of the pending application, as well as customary closing conditions.  In accordance with the terms of the merger agreement, the merger will be completed within seven business days after the day on which all the conditions to the merger have been satisfied or waived.  The Company had previously stated it expected the closing to take place by mid-2004.  However, as previously announced and based on the progress to date, it now appears that the merger may be completed substantially earlier than originally anticipated.

Newhall Land is a premier community planner in north Los Angeles County.  Its primary activities are planning communities in Valencia, California and on Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 34,000 acres, 30 miles north of downtown Los Angeles.

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements, including the failure of any of the conditions to the closing of the merger to occur on a timely basis, or at all, including the failure of the pending application before the CPUC to be approved.  In addition, among the factors that could cause actual results to differ materially are:

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, fires, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise effect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

For further information, please refer to Newhall Land’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.

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